EXHIBIT 10.1

           COMPUTER ASSOCIATES INTERNATIONAL, INC.
               1998 SALES COMPENSATION PLAN


I.  ESTABLISHMENT AND PURPOSE.

      1.1 Purpose. Computer Associates International, Inc. (the Company) hereby establishes the 1998 Sales Compensation Plan (the Plan), effective as of August 12, 1998. The Plan is intended to attract and retain the services of employees who are in a position to influence the success of the Company by providing an award based on each employees sales performance during the three month period ended September 30, 1998 (the Plan Quarter). All awards under the Plan will be payable in shares of Common Stock of the Company, $.10 par value per share (the Shares).

      1.2   Effective Date. The Plan is effective as of August 12, 1998.


II. DEFINITIONS.



      2.1 Defined Terms. When used in the Plan, the following terms shall have the meanings specified below:

           2.1.1  Board means the Companys Board of Directors.

           2.1.2 Committee means the Compensation Subcommittee of the Board of Directors of the Company formed to act on stock-based compensation for employees.

           2.1.3 Normal Retirement or Early Retirement means any termination of employment (other than by death or disability) after a Participants normal or early retirement date (as defined in the Companys CASH
Plan).

           2.1.4 Participant means as to the Plan Quarter an employee of the Company within the sales organization of the Company. An employee must be designated as a Participant by the Committee.




III.  AWARDS AND COMMITTEE DETERMINATIONS


        3.1 Opportunity. The Committee shall approve participation in the Plan and establish a commission schedule for each Participant for license revenue generated during the Plan Quarter (the Commission Schedule) payable in shares of Common Stock of the Company valued at $36.81 per share, the closing price of the Companys Common Stock on August 11, 1998.

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        3.2  Subject to adjustments pursuant to certain corporate
transactions, the Committee is authorized to grant up to 500,000 Shares under the Plan. The aggregate number of Shares that may be granted under the Plan to any individual during any calendar year may not exceed 100% of such Shares available under the Plan.

        3.3 Change in Capital Structure. In the event that the Committee shall determine, in its sole discretion, that any dividend or other distribution(whether in the form of cash, Common Stock or other property), recapitalization, stock split, reverse split, any reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, license agreement, strategic alliance or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of any Participant, then the Committee may make such equitable changes or adjustments as it deems necessary or appropriate including, without limitation, adjustments to (i) the maximum aggregate number of Shares which may be granted in accordance with the Plan, or (ii) the number of Shares granted and outstanding under the Plan.

        3.4 Awards. Payment under this Plan will be based on the Commission Schedule for license revenue generated during the Plan Quarter. Awards will be paid in Shares valued at $36.81 per Share.

        3.5 Certification. The Committee or its appointed representative as provided in Section 5, shall certify in writing the level of commissions under the Plan achieved and the respective award amounts earned hereunder prior to payment of awards.



IV.  PAYMENT OF AWARDS

        4.1 Right to Receive Payment. Any award that may become due under this Plan shall be made solely in the form of Shares, payable on or prior to November 15, 1998.

             4.1.1 Retirement, Disability or Death. In the event of death, Disability or Normal or Early Retirement of a Participant during the Plan Quarter, the Committee (in its sole discretion) will determine the amount of the award (if any) to be paid to such Participant (or to his or her personal representative) for such period. Payments will be made in Shares at the same time as other awards to Participants are made for the Plan Quarter.

             4.1.2 Resignation or Discharge. If during the Plan Quarter, a Participants employment with the Company terminates by reason of resignation or discharge, the Committee (in its sole discretion) will determine the amount of the award (if any) to be paid to such Participant for such period. Payments will be made in Shares at a time as other awards to Participants are made for the Plan Quarter, but not earlier than required under the Companys Sales Compensation Plan.

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        4.2  Beneficiaries. Each Participant may designate, in writing and on such form as the Company may prescribe, one or more beneficiaries to receive any Shares that are payable after the individuals death. In the event of a Participants death, any award that is payable to such Participant shall be paid to his or her beneficiary or, in the event that no beneficiary has been designated, to his or her estate.


V.  ADMINISTRATION

        5.1 Committee. The Plan shall be administered by the Committee or a subcommittee composed of not less than two independent outside Directors. No employee or former employee of the Company may serve on the Committee. The Committee may delegate some or all of its duties and responsibilities hereunder to the Chief Financial Officer of the Company.

        5.2 Rules and Interpretation. The Committee shall be vested with all discretion and authority as it deems necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons.

        5.3 Records. The records of the Committee with respect to the Plan shall be conclusive on all Participants and their beneficiaries and on all other persons.

        5.4 Tax Withholding. The Company shall withhold all applicable taxes required by law from any payment, including any federal, FICA, state and local taxes.


VI.  GENERAL PROVISIONS

        6.1 Nonassignability. Prior to the time of any award under the Plan, a Participant shall have no right by way of anticipation or otherwise to assign or transfer any interest under this Plan.

        6.2 Employment Rights/Participation. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant or any other individual for the continuation of his or her employment for any period.

        6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award made under the Plan.

        6.4 Severability; Governing Law. If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York.

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VII.   AMENDMENT AND TERMINATION



        7.1 Amendment and Termination. The Committee may prospectively amend or terminate the Plan at any time and for any reason.